As filed with the Securities and Exchange Commission on May 28, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Alarum Technologies Ltd.

(Exact name of registrant as specified in its charter)

State of Israel	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8 Yitzhak Sadeh Street, Tel Aviv, 6777508 Israel

(Address of Principal Executive Offices)

Alarum Technologies Ltd. Amended and Restated Global Incentive Plan

(Full title of the plan)

NetNut Networks Inc.

4607 Library Rd Ste 220 #1067

Bethel Park, PA 15102

973-506-8810

(Name, address and telephone number of agent for service)

COPIES TO:

Oded Har-Even, Esq. Howard E. Berkenblit, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10020 (212)-660-3000	Reut Alfiah, Adv. Gal Cohen, Adv. Sullivan & Worcester Tel Aviv (Har-Even & Co) 28 HaArba’a St. Tel Aviv 6473925, Israel (972) 74-7580-480

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The purpose of this Registration Statement on Form S-8, or the Registration Statement, is to register 5,000,000 additional Ordinary Shares of Alarum Technologies Ltd., or the Registrant, to be reserved for issuance under the Alarum Technologies Ltd. Amended and Restated Global Incentive Plan, or the Plan, which are in addition to the 4,000,000 Ordinary Shares under the Plan registered on the Registrant’s Registration Statement on Form S-8 filed by the Registrant with the Securities and Exchange Commission, or the Commission, on March 20, 2025 (Commission File No. 333-285941), the 5,000,000 Ordinary Shares under the Plan registered on the Registrant’s Registration Statement on Form S-8 filed by the Registrant with the Commission on September 19, 2023 (Commission File No. 333-274585), the 1,500,000 Ordinary Shares under the Plan registered on the Registrant’s Registration Statement on Form S-8 filed by the Registrant with the Commission on September 23, 2022 (Commission File No. 333-267586), the 2,700,000 Ordinary Shares (such number reflecting the 40:1 reverse split of the Registrant effected on October 15, 2021) under the Plan registered on the Registrant’s Registration Statement on Form S-8 filed by the Registrant with the Commission on August 12, 2021 (Commission File No. 333-258744), the 1,000,000 Ordinary Shares (such number reflecting the 40:1 reverse split of the Registrant effected on October 15, 2021) under the Plan registered on the Registrant’s Registration Statement on Form S-8 filed by the Registrant with the Commission on November 17, 2020 (Commission File No. 333-250138), the 2,200,000 Ordinary Shares (such number reflecting the 40:1 reverse split of the Registrant effected on October 15, 2021) under the Plan registered on the Registrant’s Registration Statement on Form S-8 filed by the Registrant with the Commission on June 18, 2020 (Commission File No. 333-239249), and the 48,661 Ordinary Shares (such number reflecting the 20:1 reverse split of the Registrant effected on October 21, 2019 and the 40:1 reverse split of the Registrant effected on October 15, 2021) under the Plan registered on the Registrant’s Registration Statement on Form S-8 filed by the Registrant with the Commission on August 29, 2019 (Commission File No. 333-233510), or, collectively, the Prior Registration Statements.

This Registration Statement relates to securities of the same class as those to which the Prior Registration Statements relate, and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statements are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

The increase in the number of Ordinary Shares authorized for issuance under the Plan was approved by the board of directors of the Registrant with effect from May 27, 2026.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of this Registration Statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended, or the Securities Act, in accordance with the rules and regulations of the Commission. Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following additional documents, which have been filed by the Registrant with the Commission are incorporated by reference in and made a part of this Registration Statement, as of their respective dates:

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the Commission on March 19, 2026;

(b)	The Registrant’s report of foreign private issuer on Form 6-K furnished to the Commission on May 28, 2026; and

(c)	The description of the Registrant’s Ordinary Shares and ADSs contained in the Registrant’s registration statement on Form 8-A (File No. 001-38610), filed under the Securities Exchange Act of 1934, as amended, or the Exchange Act, as amended by Exhibit 2.2 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2025, and including any further amendment or report filed or to be filed for the purpose of updating such description.

In addition to the foregoing, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all reports on Form 6-K subsequently filed by the Registrant which state that they are incorporated by reference herein, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents and reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers

Indemnification

The Israeli Companies Law, 5759-1999, or the Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, subject to the provisions of the Companies Law and provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent (as defined in the Companies Law), or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court: (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in a criminal proceeding of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

The Companies Law also permits a company to include provisions in the articles of association, permitting it to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking must be limited and shall detail the following foreseeable events and amount or criteria:

●	to events that in the opinion of the board of directors are foreseeable based on the company’s activities at the time that the undertaking to indemnify is made; and

●	to amount or criteria determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

The Registrant has entered into indemnification agreements with all of its directors and with all members of its senior management. Each such indemnification agreement provides the office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors and officer’s insurance.

Exemption

Under the Companies Law, an Israeli company may not exempt an office holder from liability for a breach of his or her duty of loyalty, but may exempt in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exemption is included in its articles of association. The Registrant’s amended and restated articles of association provide that it may exempt, in whole or in part, any office holder from liability to it for damages caused to the company as a result of a breach of his or her duty of care. Subject to the aforesaid limitations, and to other limitations detailed in the indemnification agreements, the Registrant exempts and releases its office holders from any and all liability to the Registrant related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Limitations

The Companies Law provides that we may not exempt or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exemption) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exemption, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors (and, with respect to directors and chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy that was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or liabilities. In addition, under regulations promulgated under the Companies Law, with respect to the insurance of office holders of a company in which there is a controlling shareholder who is also an office holder, a board approval is also required, subject to meeting the aforesaid conditions.

The Registrant’s amended and restated articles of association permit it to exempt (subject to the aforesaid limitations), indemnify and insure its office holders to the fullest extent permitted or to be permitted by the Companies Law.

Item 8. Exhibits.

4.1	Amended and Restated Articles of Association of Alarum Technologies Ltd. (filed as Exhibit 99.1 to Form 6-K (File No. 001-38610) filed on August 29, 2023, and incorporated herein by reference).

5.1	Opinion of Sullivan & Worcester Tel Aviv (Har-Even & Co.)

23.1	Consent of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm.

23.2	Consent of Sullivan & Worcester Tel Aviv (Har-Even & Co.) (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on signature page).

99.1	The Alarum Technologies Ltd. Amended and Restated Global Incentive Plan (filed as Exhibit 99.1 to Form 6-K (File No. 001-38610) filed on September 23, 2022, and incorporated herein by reference).

99.2	U.S. Sub-Plan to the Alarum Technologies Ltd. Amended and Restated Global Incentive Plan (filed as Exhibit 99.2 to Form 6-K (File No. 001-38610) filed on September 23, 2022, and incorporated herein by reference).

107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, State of Israel, on May 28, 2026.

ALARUM TECHNOLOGIES LTD.

By:	/s/ Shachar Daniel
	Name:	Shachar Daniel
	Title:	Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Alarum Technologies Ltd. hereby constitute and appoint each of Shachar Daniel and Shai Avnit, and each of them individually, our true and lawful attorney to sign for us and in our names in the capacities indicated below any and all amendments or supplements, including any post-effective amendments, to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming our signatures to said amendments to this Registration Statement signed by our said attorney and all else that said attorney may lawfully do and cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shachar Daniel	Chief Executive Officer, Director	May 28, 2026
Shachar Daniel	(Principal Executive Officer)

/s/ Shai Avnit	Chief Financial Officer	May 28, 2026
Shai Avnit	(Principal Financial and Accounting Officer)

/s/ Chen Katz	Director, Chairman of the Board of Directors	May 28, 2026
Chen Katz

/s/ Yehuda Halfon	Director	May 28, 2026
Yehuda Halfon

/s/ Rakefet Remigolski	Director	May 28, 2026
Rakefet Remigolski

/s/ Avi Rubinstein	Director	May 28, 2026
Avi Rubinstein

/s/ Moshe Tal	Director	May 28, 2026
Moshe Tal

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned the duly authorized representative in the United States of Alarum Technologies Ltd., has signed this Registration Statement on Form S-8 on May 28, 2026.

NetNut Networks Inc.

/s/ Shai Avnit
Shai Avnit, Director